Saga Communications, Inc. Announces 10b5-1 Plan Authorization to Facilitate Stock Repurchases

GROSSE POINTE FARMS, Mich., Sept. 14, 2017 /PRNewswire/ -- Saga Communications, Inc. (NYSE American: SGA) today announced that, to facilitate the repurchase of shares of its Class A Common Stock under the Company's stock buy-back program, its Board of Directors has authorized the repurchase of its Class A Common Stock under its trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout periods. Under the plan, the Company may repurchase its Class A Common Stock in any combination of open market, block transactions and privately negotiated transactions subject to market conditions, legal requirements including applicable SEC regulations (which include certain price, market, volume and timing constraints), specific repurchase instructions and other corporate considerations. Purchases under the plan will be funded by cash on the Company's balance sheet. The plan does not obligate Saga to acquire any particular amount of Class A Common Stock. The authorization announced today is effective until September 1, 2018, but may be suspended, extended or amended at any time at the Company's discretion.

The Company's stock buy-back program, which has been in place since 1998, currently has remaining authorization of approximately $23 million for repurchases of the Company's Class A Common Stock. The Company has repurchased approximately $52 million in shares during the term of the program.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 75 FM, 33 AM radio stations and 64 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070